Exhibit 99.1

CONTACT:	Lewis J. Derbes, Jr. Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS $.10 EARNINGS PER SHARE FOR THE FOURTH

QUARTER AND $.42 EARNINGS PER SHARE FOR FISCAL YEAR 2011

NEW ORLEANS, LA December 15, 2011 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the fourth quarter and fiscal year ended October 31, 2011.

For the quarter ended October 31, 2011, the Company reported net earnings from continuing operations of $8.5 million, or $.10 per diluted share, compared to net earnings from continuing operations of $8.7 million, or $.09 per diluted share, for the quarter ended October 31, 2010. The Company reported net earnings from continuing operations for fiscal year 2011 of $38.6 million, or $.42 per diluted share, compared to net earnings from continuing operations of $30.6 million, or $.33 per diluted share, for fiscal year 2010.

After adjusting net earnings for certain items, as discussed in the tables “Reconciliation of Non-GAAP Financial Measures,” for the quarter ended October 31, 2011, the Company reported adjusted earnings from continuing operations of $8.1 million, or $.09 per diluted share, compared to adjusted earnings from continuing operations of $8.4 million, or $.09 per diluted share, for the quarter ended October 31, 2010. The Company reported adjusted earnings from continuing operations of $34.9 million, or $.38 per diluted share, for fiscal year 2011, compared to adjusted earnings from continuing operations of $32.1 million, or $.34 per diluted share, for fiscal year 2010.

Thomas M. Kitchen, President and Chief Executive Officer, stated, “We are pleased with the strong finish of fiscal year 2011, which by our measures is the best fiscal year in the past three years. For the quarter and fiscal year 2011, we grew both funeral and cemetery revenue, continued to control our expenses and increased overall gross profit. During fiscal 2011, we invested $2 million in new growth initiatives, which we believe will provide benefits in the future. Even after these investments and excluding the $12.4 million positive impact of the Hurricane Katrina settlement, we achieved an 11 percent increase in earnings from continuing operations before income taxes. Further, for the fourth quarter of 2011, we achieved a 9 percent increase in earnings from continuing operations before income taxes, excluding the $0.9 million loss on extinguishment of debt in fiscal year 2010.”

Highlights for fiscal year 2011 include:

•	Generating strong operating and free cash flow of $86.8 million and $69.2 million, respectively. As of October 31, 2011, the Company had $66.4 million of cash and marketable securities;

•

Achieving the best fiscal year results in the past three years including: the highest net earnings and earnings per share, the highest increase in same-store funeral calls, the highest annual cemetery property sales and the lowest corporate and general administrative costs;

•	Producing a 3 percent increase in overall revenue and a 12 percent increase in adjusted earnings per share from continuing operations over the last fiscal year;

•	Settling the Company’s litigation related to Hurricane Katrina damages for $12.4 million;

•

Amending the $95 million revolving credit facility, which was undrawn and scheduled to mature in June 2012, to increase its size to $150 million and extend its maturity date to April 2016. The $150 million credit facility remains undrawn;

•	Completing an offering of $200 million 6.50 percent senior notes due in 2019 and repurchasing $200 million of the outstanding 6.25 percent senior notes due in 2013;

•	Announcing a 17 percent increase in the Company’s dividend to $.14 per share and returning nearly $12 million through the payment of dividends;

•	Repurchasing 5 percent of the Company’s common stock during the fiscal year and increasing its stock repurchase program by $50 million.

Mr. Kitchen concluded, “Throughout fiscal year 2011, our liquidity position has remained strong. As of the end of the fiscal year, we have more than $66 million in cash and marketable securities. We were able to maintain our strong balance sheet while repurchasing 4.5 million shares of our common stock in the open market for nearly $30 million, paying nearly $12 million in dividends and investing $9 million in acquisitions throughout the fiscal year. We remain committed to maintaining our strong balance sheet, as well as growing our Company organically and through strategic acquisitions.”

Fourth Quarter Results from Continuing Operations

FUNERAL

•

Funeral revenue increased $1.6 million, or 2.4 percent, to $68.0 million for the fourth quarter of 2011 from $66.4 million for the fourth quarter of 2010. The Company’s same-store funeral operations generated a 2.5 percent increase in average revenue per traditional funeral service and a 0.4 percent increase in average revenue per cremation service.

•	The Company’s same-store funeral services for the fourth quarter of 2011 were essentially flat compared to the fourth quarter of 2010.

•

Funeral gross profit decreased $0.9 million, or 6.1 percent, to $13.8 million for the fourth quarter of 2011, compared to $14.7 million for the same period of 2010. The decrease in funeral gross profit is primarily due to an increase in compensation and health benefits, coupled with an increase in general liability insurance.

•	The cremation rate for the Company’s same-store operations grew to 42.1 percent for the fourth quarter of 2011 compared to 41.8 percent for the fourth quarter of 2010.

•

Net preneed funeral sales increased 8.8 percent during the fourth quarter of 2011 compared to the fourth quarter of 2010. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

CEMETERY

•

Cemetery revenue increased $2.5 million, or 4.2 percent, to $61.4 million for the fourth quarter of 2011 from $58.9 million for the fourth quarter of 2010. This increase is due primarily to a $3.6 million, or 14.4 percent, improvement in cemetery property sales, coupled with a $1.1 million improvement in revenue related to trust activities. These increases were partially offset by a $1.7 million decrease related to the timing of construction during the period on various cemetery projects and a $0.6 million reduction in finance charges as a result of reduced interest rates in this low interest rate environment.

•	Cemetery gross profit increased $1.6 million, or 17.2 percent, to $10.9 million for the fourth quarter of 2011 primarily due to the $2.5 million increase in cemetery revenue, as noted above.

OTHER

•

The effective tax rate for the quarter ended October 31, 2011 was 28.5 percent compared to 12.9 percent for the same period in 2010. The tax rate for the three months ended October 31, 2011 was impacted primarily by a tax benefit associated with a deduction attributable to the prior sale of a business. The tax rate for the three months ended October 31, 2010 was primarily due to a reduction in the valuation allowance on the Company’s capital loss carry forward and an increased tax benefit from the recognition of net operating losses in certain states and a U.S. possession.

•	During the fourth quarter of 2011, the Company repurchased 2.2 million shares of the Company’s outstanding Class A common stock for $13.2 million under its share repurchase program.

•

In the fourth quarter of 2010, the Company purchased $14.9 million aggregate principal amount of its senior convertible notes in the open market at $1.8 million less than the face value of the notes. In connection with the purchases, the Company recorded a net loss on early extinguishment of debt of $0.9 million for the three months ended October 31, 2010.

Fiscal Year 2011 Results from Continuing Operations

FUNERAL

•

Funeral revenue increased $7.8 million, or 2.8 percent, to $283.7 million for fiscal year 2011 from $275.9 million for the same period of 2010. The Company’s same-store funeral operations generated a 1.6 percent increase in average revenue per traditional funeral service and a 3.3 percent increase in average revenue per cremation service, coupled with a 0.6 percent increase in same-store funeral services.

•

Funeral gross profit increased $1.0 million, or 1.5 percent, to $66.6 million for fiscal year 2011, primarily due to the $7.8 million increase in funeral revenue, as noted above, partially offset by an increase in funeral expenses. This increase is due in part to an increase in compensation in the current year, primarily resulting from changes made in the Company’s compensation package to incentivize improvements in operational performance, as well as an increase in health and general liability insurance, funeral bad debt and energy costs.

•	The cremation rate for the Company’s same-store operations was 42.5 percent for fiscal year 2011 compared to 41.9 percent for the same period of 2010.

•

Net preneed funeral sales increased 1.8 percent during fiscal year 2011 compared to the same period of 2010. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

CEMETERY

•

Cemetery revenue increased $5.0 million, or 2.2 percent, to $229.0 million for fiscal year 2011, compared to $224.0 million for the same period of 2010. This improvement is primarily due to a $7.3 million, or 7.6 percent, increase in cemetery property sales, coupled with a $1.9 million improvement in revenue related to trust activities. These increases were partially offset by a $1.2 million reduction in finance charges as a result of reduced interest rates in this low interest rate environment and a $0.9 million decrease in merchandise delivered.

•

Cemetery gross profit increased $2.7 million, or 8.7 percent, to $33.8 million for fiscal year 2011, even after considering a $1.1 million positive impact in fiscal year 2010 of perpetual care withdrawals related to prior cancellations which the Company used to offset its perpetual care expenses. The improvement in cemetery gross profit is primarily due to the $5.0 million increase in revenue, as noted above.

OTHER

•

Corporate general and administrative expenses decreased $0.3 million to $28.0 million for fiscal year 2011, compared to $28.3 million for the same period of 2010. During fiscal year 2010, the Company experienced increased litigation costs primarily related to the settlement of litigation. During fiscal year 2011, the Company realized cost savings from its continuous improvement initiatives. The Company used these savings to fund $2.0 million of expenses in various growth initiatives in fiscal year 2011. The Company believes these investments in e-commerce and third-party growth initiatives will provide benefits in the future. For additional information on the Company’s e-commerce and third-party growth initiatives, see Item 1. “Business-Operations” in the Company’s Form 10-K for the year ended October 31, 2011.

•

In August 2011, the Company successfully settled litigation related to Hurricane Katrina damages for $12.4 million, including $1.1 million that was advanced to the Company in fiscal year 2007. The settlement increased pre-tax earnings by $12.4 million, net earnings by $7.5 million and diluted earnings per share by $.08 for the fiscal year.

•

Interest expense decreased $1.7 million to $22.7 million during fiscal year 2011 primarily due to the significant repurchases of a portion of the Company’s senior convertible notes in the open market that occurred throughout fiscal year 2010.

•

In fiscal year 2011, the Company recorded a $1.9 million charge for the early extinguishment of debt as a result of the April 2011 refinancing transactions, which significantly extended the Company’s debt maturity profile at favorable terms. During fiscal year 2010, the Company purchased $35.9 million aggregate principal amount of its senior convertible notes in the open market at $4.5 million less than the face value of the notes. In connection with the purchases, the Company recorded a net loss on early extinguishment of debt of $1.0 million for fiscal year 2010.

•

The effective tax rate for fiscal year 2011 was 37.7 percent compared to 31.3 percent for the same period in 2010. The decreased rate in fiscal year 2010 was primarily due to a tax benefit from the net reduction in the valuation allowance on the Company’s capital loss carry forwards and an increased tax benefit from the recognition and utilization of net operating losses in certain states and a U.S. possession.

•	During fiscal year 2011, the Company repurchased 4.5 million shares of the Company’s outstanding Class A common stock for $28.7 million under its share repurchase program.

•

Subsequent to year-end, the Company repurchased an additional 0.6 million shares of outstanding Class A common stock for $3.7 million under its share repurchase program, for a total of 5.9 million shares for $36.4 million since the reinstatement of the share repurchase program in September 2010. The Company currently has $40.1 million remaining under its $125.0 million program.

Cash Flow Results and Debt for Total Operations

•

Cash flow provided by operating activities for the fourth quarter of fiscal year 2011 was $26.4 million compared to $14.2 million for the same period of last year. The Company received $11.3 million during the fourth quarter of 2011 as a result of the Hurricane Katrina settlement.

•

Cash flow provided by operating activities for fiscal year 2011 was $86.8 million compared to $63.4 million for the same period of last year. The increase in operating cash flow is primarily due to $11.3 million of the Hurricane Katrina settlement received during the fourth quarter of 2011. In addition, the Company experienced a change in working capital during fiscal year 2011, primarily driven by the timing of trust withdrawals and deposits, partially offset by an increase in inventory and receivables. These increases are due in part to the improved cemetery property sales, which are typically financed.

•

Free cash flow was $21.7 million and $69.2 million for the fourth quarter and fiscal year 2011, respectively, compared to $10.1 million and $50.7 million for the fourth quarter and fiscal year 2010, respectively.

•

The Company paid $3.1 million or $.035 per share, and $11.8 million, or $.13 per share, in dividends for the fourth quarter and fiscal year 2011, respectively, compared to $2.9 million, or $.03 per share, and $11.2 million, or $.12 per share, in dividends during the fourth quarter and fiscal year 2010, respectively.

•

In connection with its workers’ compensation and automobile liability program with its carrier, the Company is required to maintain collateral in the amount of $6.3 million. In the past, the Company has posted letters of credit to meet this requirement. In fiscal year 2011, in order to reduce letter of credit fees, the Company posted cash to satisfy the collateral requirement by investing $6.3 million in a money market fund comprised of short-term U.S. treasury securities. Both methods of posting collateral are available to the Company at any time in the future.

•

In April 2011, the Company completed refinancing transactions which significantly extended its debt maturity profile at favorable terms. The Company completed an offering of $200.0 million 6.50 percent senior notes due 2019 and repurchased $194.2 million of its $200.0 million outstanding 6.25 percent senior notes due 2013. The Company redeemed the remaining $5.8 million notes outstanding in May 2011 at par. The Company also amended its $95.0 million revolving credit facility, which was undrawn and scheduled to mature in June 2012, to increase its size to $150.0 million and extend its maturity date to April 2016. The $150.0 million revolving credit facility is currently undrawn.

Trust Performance

The following returns include realized and unrealized gains and losses:

•	For the quarter ended October 31, 2011, the Company’s preneed trusts experienced a total decline of 1.9 percent and its perpetual care trusts generated a positive total return of 0.3 percent.

•	For the twelve months ended October 31, 2011, the Company’s preneed trusts experienced a total return of 4.4 percent and its perpetual care trusts generated a total return of 4.9 percent.

•

For the last five years ended October 31, 2011, the Company’s preneed trusts experienced an annual total return of 1.0 percent and its perpetual care trusts generated an annual total return of 2.7 percent.

•	As of November 30, 2011, the fair market value of the Company’s preneed trusts and its cemetery perpetual care trusts decreased 1.4 percent, or approximately $11.6 million from October 31, 2011.

•

As of October 31 2011, the Company concluded that a number of securities in its trust portfolios are other-than-temporarily impaired. For these securities, the Company no longer believes that it has the ability, or in some cases, the intent to hold the securities until they recover their cost value. The Company has written the cost basis of these securities down to their fair market value as of October 31, 2011. The aggregate amounts of the other-than-temporary impairments recorded in the Company’s preneed trusts and its perpetual care trusts were $44.7 million and $11.0 million, respectively. This impairment had no impact on the Company’s balance sheet, as the securities in the trust portfolios and corresponding liabilities are already recorded at fair market value on the balance sheet. The impairment also had no impact on the Company’s income statement for fiscal year 2011; however, these impairments will be allocated to the underlying contracts in the preneed trusts as of October 31, 2011, and will be recognized as the services and merchandise are performed and delivered in the future. In addition, the Company determined that the impairment did not create a probable funding obligation. Given that the contracts in the trusts have historically had an average term of approximately 10-15 years, the Company projects that this impairment could decrease its revenue and gross profit for the foreseeable future by approximately $2 million to $4 million per year. For additional information, see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Notes 4, 5 and 6 to the consolidated financial statements included in Item 8. in the Company’s Form 10-K for the year ended October 31, 2011.

Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 218 funeral homes and 141 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss fourth quarter results on Friday, December 16, 2011 at 10:00 a.m. Central Standard Time. The teleconference dial-in number is 1-877-317-6789. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 1-412-317-6789. A replay of the call will be available by dialing 1-877-870-5176 (from within the continental United States) or 1-858-384-5517 (from outside the continental United States), and using pass code 10007524 until December 23, 2011, at 10:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until January 16, 2012.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,
	2011	2010
Revenues:
Funeral	$68,056	$66,433
Cemetery	61,322	58,871

	129,378	125,304

Costs and expenses:
Funeral	54,225	51,739
Cemetery	50,484	49,581

	104,709	101,320

Gross profit	24,669	23,984
Corporate general and administrative expenses	(7,662)	(7,596)
Hurricane related charges, net	(13)	(4)
Other operating income, net	432	373

Operating earnings	17,426	16,757
Interest expense	(5,779)	(5,861)
Loss on early extinguishment of debt	—	(946)
Investment and other income, net	278	34

Earnings from continuing operations before income taxes	11,925	9,984
Income taxes	3,398	1,291

Earnings from continuing operations	8,527	8,693

Discontinued operations:
Earnings from discontinued operations before income taxes	—	595
Income taxes	—	227

Earnings from discontinued operations	—	368

Net earnings	$8,527	$9,061

Basic earnings per common share:
Earnings from continuing operations	$.10	$.09
Earnings from discontinued operations	—	.01

Net earnings	$.10	$.10

Diluted earnings per common share:
Earnings from continuing operations	$.10	$.09
Earnings from discontinued operations	—	.01

Net earnings	$.10	$.10

Weighted average common shares outstanding (in thousands):
Basic	88,528	92,104

Diluted	88,840	92,343

Dividends declared per common share	$.035	$.030

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2011	2010
Revenues:
Funeral	$283,657	$275,898
Cemetery	229,007	224,009

	512,664	499,907

Costs and expenses:
Funeral	217,009	210,277
Cemetery	195,238	192,891

	412,247	403,168

Gross profit	100,417	96,739
Corporate general and administrative expenses	(28,020)	(28,319)
Hurricane related recoveries (charges), net	12,232	(66)
Net loss on dispositions	(389)	—
Other operating income, net	1,625	1,424

Operating earnings	85,865	69,778
Interest expense	(22,747)	(24,392)
Loss on early extinguishment of debt	(1,884)	(1,035)
Investment and other income, net	672	156

Earnings from continuing operations before income taxes	61,906	44,507
Income taxes	23,351	13,938

Earnings from continuing operations	38,555	30,569

Discontinued operations:
Earnings from discontinued operations before income taxes	—	660
Income taxes	—	251

Earnings from discontinued operations	—	409

Net earnings	$38,555	$30,978

Basic earnings per common share:
Earnings from continuing operations	$.43	$.33
Earnings from discontinued operations	—	—

Net earnings	$.43	$.33

Diluted earnings per common share:
Earnings from continuing operations	$.42	$.33
Earnings from discontinued operations	—	—

Net earnings	$.42	$.33

Weighted average common shares outstanding (in thousands):
Basic	90,001	92,119

Diluted	90,486	92,394

Dividends declared per common share	$.13	$.12

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	October 31, 2011	October 31, 2010
ASSETS
Current assets:

Cash and cash equivalents	$65,688	$56,060
Restricted cash and cash equivalents	6,250	—
Certificates of deposit and marketable securities	662	10,000
Receivables, net of allowances	49,146	51,151
Inventories	35,859	35,708
Prepaid expenses	5,055	5,479
Deferred income taxes, net	29,768	28,312
Assets held for sale	—	27

Total current assets	192,428	186,737
Receivables due beyond one year, net of allowances	67,979	67,458
Preneed funeral receivables and trust investments	409,296	414,918
Preneed cemetery receivables and trust investments	216,582	209,287
Goodwill	247,038	247,038
Cemetery property, at cost	396,014	386,004
Property and equipment, at cost:
Land	46,538	43,518
Buildings	353,688	338,237
Equipment and other	197,766	191,428

	597,992	573,183
Less accumulated depreciation	305,708	283,633

Net property and equipment	292,284	289,550
Deferred income taxes, net	79,793	98,025
Cemetery perpetual care trust investments	240,392	230,730
Non-current assets held for sale	—	1,214
Other assets	15,292	11,905

Total assets	$2,157,098	$2,142,866

		(continued)

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	October 31, 2011	October 31, 2010
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:

Current maturities of long-term debt	$5	$5
Accounts payable and accrued expenses	24,547	24,797
Accrued payroll and other benefits	18,181	14,311
Accrued insurance	22,398	20,912
Accrued interest	2,129	4,197
Estimated obligation to fund cemetery perpetual care trust	12,017	13,253
Other current liabilities	10,013	12,132
Income taxes payable	1,173	2,533
Liabilities associated with assets held for sale	—	8

Total current liabilities	90,463	92,148
Long-term debt, less current maturities	317,821	314,027
Deferred income taxes, net	5,104	4,950
Deferred preneed funeral revenue	240,286	243,520
Deferred preneed cemetery revenue	259,237	258,044
Deferred preneed funeral and cemetery receipts held in trust	558,194	554,716
Perpetual care trusts’ corpus	238,980	229,240
Long-term liabilities associated with assets held for sale	—	714
Other long-term liabilities	19,337	20,023

Total liabilities	1,729,422	1,717,382

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 84,421,416 and 88,739,140 shares at October 31, 2011 and October 31, 2010, respectively	84,421	88,739
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at October 31, 2011 and October 31, 2010; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	515,274	547,319
Accumulated deficit	(175,592)	(214,147)
Accumulated other comprehensive income:
Unrealized appreciation of investments	18	18

Total accumulated other comprehensive income	18	18

Total shareholders’ equity	427,676	425,484

Total liabilities and shareholders’ equity	$2,157,098	$2,142,866

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2011	2010
Cash flows from operating activities:
Net earnings	$38,555	$30,978
Adjustments to reconcile net earnings to net cash provided by operating activities:
Net (gains) losses on dispositions, net	389	(645)
Loss on early extinguishment of debt	1,884	1,035
Premiums paid on early extinguishment of debt	(850)	—
Depreciation and amortization	27,052	26,367
Non-cash interest and amortization of discount on senior convertible notes	5,305	5,901
Provision for doubtful accounts	4,879	4,758
Share-based compensation	2,952	2,457
Excess tax benefits from share-based payment arrangements	(351)	(121)
Provision for deferred income taxes	19,790	10,922
Estimated obligation to fund cemetery perpetual care trust	72	31
Other	(184)	(649)
Changes in assets and liabilities:
Increase in receivables	(7,503)	(1,980)
Decrease in prepaid expenses	424	1,249
(Increase) decrease in inventories and cemetery property	(4,105)	301
Federal income tax refunds	1,698	1,600
Decrease in accounts payable and accrued expenses	(507)	(4,502)
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	35,532	11,424
Decrease in deferred preneed funeral revenue	(4,356)	(4,143)
Decrease in deferred preneed funeral receipts held in trust	(32,787)	(14,043)
Net effect of preneed cemetery production and deliveries:
Decrease in preneed cemetery receivables and trust investments	3,872	905
Decrease in deferred preneed cemetery revenue	(2,354)	(8,919)
Increase (decrease) in deferred preneed cemetery receipts held in trust	(1,194)	178
Increase (decrease) in other	(1,383)	250

Net cash provided by operating activities	86,830	63,354

Cash flows from investing activities:
Proceeds from sales of certificates of deposit and marketable securities	10,000	5,901
Purchases of restricted cash equivalents, certificates of deposit and marketable securities	(6,912)	(15,875)
Proceeds from sale of assets	332	1,681
Purchase of subsidiaries and other investments, net of cash acquired	(9,110)	—
Additions to property and equipment	(26,958)	(16,450)
Other	149	176

Net cash used in investing activities	(32,499)	(24,567)

Cash flows from financing activities:
Proceeds of long-term debt	200,000	—
Repayments of long-term debt	(200,005)	(31,505)
Retirement of common stock warrants	—	(3,143)
Issuance of common stock	1,495	694
Retirement of call options	—	3,562
Purchase and retirement of common stock	(28,838)	(4,056)
Debt refinancing costs	(5,944)	(38)
Dividends	(11,762)	(11,170)
Excess tax benefits from share-based payment arrangements	351	121

Net cash used in financing activities	(44,703)	(45,535)

Net increase (decrease) in cash	9,628	(6,748)
Cash and cash equivalents, beginning of year	56,060	62,808

Cash and cash equivalents, end of year	$65,688	$56,060

Supplemental cash flow information:
Cash paid (received) during the year for:
Income taxes, net	$3,298	$(309)
Interest	$20,203	$19,311

Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$456	$414
Issuance of restricted stock, net of forfeitures	$914	$664

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED OCTOBER 31, 2011 AND 2010

(Unaudited)

The Company recorded several items during the three and twelve months ended October 31, 2011 and 2010 that impacted earnings from continuing operations: a non-cash interest expense related to the Company’s senior convertible notes, a loss on early extinguishment of debt, net impairment losses on dispositions, hurricane related recoveries, net and unusual tax adjustments. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items.

	Three Months Ended October 31,				Twelve Months Ended October 31,
	2011		2010		2011		2010
Adjusted Balances are Net of Tax (1)	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings	$8.5	$.10	$9.1	$.10	$38.6	$.42	$31.0	$.33
Subtract: Earnings from discontinued operations	—	—	(0.4)	(.01)	—	—	(0.4)	—

Earnings from continuing operations	8.5	.10	8.7	.09	38.6	.42	30.6	.33

Add: Non-cash interest expense on senior convertible notes (2)	0.6	—	0.6	.01	2.3	.03	2.6	.02
Add: Loss on early extinguishment of debt	—	—	0.6	.01	1.2	.01	0.7	.01
Add: Net impairment losses on dispositions	—	—	—	—	0.3	—	—	—
Subtract: Hurricane related recoveries, net (3)	—	—	—	—	(7.5)	(.08)	—	—
Subtract: Unusual tax adjustments (4)	(1.0)	(.01)	(1.5)	(.02)	—	—	(1.8)	(.02)

Adjusted earnings from continuing operations	$8.1	$.09	$8.4	$.09	$34.9	$.38	$32.1	$.34

(1)	The tax rate associated with the loss on early extinguishment of debt and the net impairment losses on dispositions for the twelve months ended October 31, 2011 was 38.3 percent. The tax rate associated with the hurricane related recoveries for the twelve months ended October 31, 2011 was 39.1 percent. The tax rate associated with the loss on early extinguishment of debt for the three and twelve months ended October 31, 2010 was 38.0 percent.
(2)	Effective November 1, 2009, the Company adopted Financial Accounting Standards Board guidance that relates to the Company’s senior convertible notes, which has been applied retrospectively in the Company’s financial statements. For additional information, see Note 3 of the Company’s Form 10-K for the year ended October 31, 2011. The tax rate associated with the interest expense related to the Company’s senior convertible notes was 38.4 percent and 38.3 percent for the three and twelve months ended October 31, 2011, respectively. The tax rate associated with the interest expense related to the Company’s senior convertible notes was 39.7 percent and 38.0 percent for the three and twelve months ended October 31, 2010.
(3)	In August 2011, the Company successfully settled litigation related to Hurricane Katrina damages for $12.4 million, including $1.1 million that was advanced to the Company in fiscal year 2007.
(4)	The Company recorded a reduction in the tax valuation allowance for the three and twelve months ended October 31, 2011, coupled with a tax benefit associated with a deduction attributable to the prior sale of a business. These reductions were partially offset by a one-time, non-cash charge to decrease the deferred tax asset related to Puerto Rican operations recorded in the twelve months ended October 31, 2011. For additional information, see Note 17 of the Company’s Form 10-K for the year ended October 31, 2011.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED OCTOBER 31, 2011 AND 2010

(Unaudited)

Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to make strategic investments, repurchase stock, repay debt or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and twelve months ended October 31, 2011 and 2010:

Free Cash Flow	Three Months Ended October 31,		Twelve Months Ended October 31,
(Dollars in millions)	2011	2010	2011	2010
Net cash provided by operating activities (1)	$26.4	$14.2	$86.8	$63.4
Subtract: Maintenance capital expenditures (2)	(4.7)	(4.1)	(17.6)	(12.7)

Free cash flow	$21.7	$10.1	$69.2	$50.7

(1)	Cash flow provided by operating activities for the fourth quarter of fiscal year 2011 was $26.4 million compared to $14.2 million for the same period of last year. The Company received $11.3 million during the fourth quarter of 2011 as a result of the Hurricane Katrina settlement.

Cash flow provided by operating activities for fiscal year 2011 was $86.8 million compared to $63.4 million for the same period of last year. The increase in operating cash flow is primarily due to $11.3 million of the Hurricane Katrina settlement received during the fourth quarter of 2011. In addition, the Company experienced a change in working capital during fiscal year 2011, primarily driven by the timing of trust withdrawals and deposits, partially offset by an increase in inventory and receivables. These increases are due in part to the improved cemetery property sales, which are typically financed.

(2)	The increase in maintenance capital expenditures is primarily due to several large building improvement projects the Company undertook in fiscal year 2011 that were substantially completed by the end of the third quarter of fiscal year 2011, as well as increased vehicle and equipment purchases as the Company assesses lease versus purchase decisions for its fleet.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED OCTOBER 31, 2011 AND 2010

(Unaudited)

Adjusted EBITDA is defined as earnings from continuing operations plus depreciation, amortization, interest expense, income taxes and loss on early extinguishment of debt, less hurricane recoveries, net. Adjusted EBITDA margins are calculated by dividing adjusted EBITDA by revenue.

Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA for the three and twelve months ended October 31, 2011 and 2010:

Adjusted EBITDA	Three Months Ended October 31,		Twelve Months Ended October 31,
(Dollars in millions)	2011	2010	2011	2010
Consolidated net earnings	$8.5	$9.1	$38.6	$31.0
Subtract: Earnings from discontinued operations	—	(0.4)	—	(0.4)

Earnings from continuing operations	8.5	8.7	38.6	30.6
Add: Depreciation and amortization	6.7	6.5	27.1	26.3
Add: Interest expense	5.8	5.9	22.7	24.4
Add: Income taxes	3.4	1.3	23.3	13.9
Add: Loss on early extinguishment of debt	—	0.9	1.9	1.0
Subtract: Hurricane recoveries, net	—	—	(12.2)	0.1

Adjusted EBITDA	$24.4	$23.3	$101.4	$96.3

CAUTIONARY STATEMENTS

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:

•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the substantial decline in market value of our trust assets since the fourth quarter of fiscal year 2008, including:

•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;

•	effects on at-need and preneed sales of a weak economy;

•	effects on revenue due to the changes in the number of deaths in our markets and recent annual declines in funeral call volume;

•

effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on cash flow and earnings as a result of increased costs, particularly supply costs related to increases in commodity prices and fuel costs;

•

effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	risk of loss due to hurricanes and other natural disasters;

•

effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on and repurchase our common stock;

•	our ability to consummate significant acquisitions of or investments in death care or related businesses successfully;

•	the effects on us as a result of our industry’s complex accounting model;

and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2011, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.